REVISED
                         EXECUTIVE EMPLOYMENT AGREEMENT


     THIS REVISED EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is entered into this 27th day of September, 1996 (the "Execution Date"), to be effective September 1, 1996 (the "Effective Date"), by and between FORELAND CORPORATION, a Nevada corporation ("Employer"), and [Name of Executive] ("Executive").

     For and in consideration of the mutual covenants contained herein and of the mutual benefits to be derived hereunder, the parties agree as follows:

     1. Employment. Employer hereby employs Executive to perform those duties generally described in this Agreement, and Executive hereby accepts and agrees to such employment on the terms and conditions hereinafter set forth.

     2.   Term.  The term of this Agreement shall be for a period of thirty-six
(36) months commencing on the Effective Date of this Agreement and shall, on the first day of each calendar month following the Effective Date hereof, automatically be renewed and extended for a new thirty-six (36) month term unless previously terminated pursuant to the terms hereof. Notwithstanding the foregoing, Executive may terminate this Agreement at any time upon at least ninety (90) days' prior written notice to Employer, and the board of directors of Employer may resolve at any time not to extend this Agreement for an additional thirty-six (36) month term upon the first day of the next succeeding month, whereupon the term of this Agreement shall expire upon the termination of the then current thirty-six (36) month term.

     3.   Duties.  During the term of this Agreement, Executive shall be
employed by Employer and shall initially occupy the office of                of
                                                              --------------
Employer, as the board of directors of Employer may determine. Executive agrees to serve in such offices or positions with Employer or any subsidiary of Employer and such substitute or further offices or positions of substantially consistent rank and authority as shall, from time to time, be determined by Employer's board of directors. Executive shall devote substantially all of his working time and efforts to the business of Employer and its subsidiaries and shall not during the term of this Agreement be engaged in any other substantial business activities which will significantly interfere or conflict with the reasonable performance of his duties hereunder. Executive shall observe and comply with the rules and regulations of Employer respecting its business and shall carry out and perform orders, directions and policies of Employer as may be given to Executive, either orally or in writing, by the board of directors or such superior officer as the bylaws of Employer or the board of directors may provide. Executive shall further observe and comply with all applicable rules, regulations, and laws governing the business of Employer.

     4.   Compensation.

          (a)  For all services rendered by Executive, Employer shall pay to
     Executive an initial base salary of $          per year, subject to
                                          ---------
     increase as provided below, payable in equal monthly payments. All base salary payments shall be subject to withholding and other applicable taxes.

          (b) At such time as Employer shall achieve sustained net oil production at an average of at least 1,000 barrels of oil per day for any calendar month, the annual base salary payable to Executive shall be
     automatically increased to $            .
                                 ------------

          (c) The rate of base salary may be increased at any time as the board of directors may determine, based on results of operations, increased activities of Employer, or such other factors as the board of directors may deem appropriate; provided, however, that the base salary payable to Executive shall be increased on each anniversary date of this Agreement for the succeeding twelve (12) month period by the percentage increase, if any, in the Consumer Price Index of all Urban consumers, U.S. City Average, all
     Item Index, 1967 equals 100, published by the Bureau of Labor Statistics, United States Department of Labor, for the year preceding such anniversary date.

          (d) If at any time Executive works less than full-time as provided in paragraph 3, Executive's base salary hereunder shall be adjusted pro rata in proportion to the reduced amount of time and efforts being devoted by Executive to Employer.

     5.   Incentive Compensation.

          (a) Employer shall grant to Executive options to purchase 200,000 shares of common stock of Employer, at an exercise price of $5.00 per share. The options shall vest, subject to the continued employment of Executive by Employer, 50,000 on execution of this Agreement and 50,000 on each of the subsequent three anniversary dates of this Agreement. The options shall expire on the date that is seven years from the date of vesting of such options.

          (b) Employer shall provide Executive with incentive compensation in the form of cash bonuses not less often than once each year during the term of this Agreement. The amount of such bonuses shall be determined in the sole discretion of the board of directors of Employer or a compensation committee thereof, taking into consideration the growth and profitability of Employer, the relative contribution by Executive to the business of Employer, the economy in general, and such other factors as the board of directors or compensation committee deems relevant.

     6.   Extension of Payment and Expiration Dates.

          (a) Executive has heretofore delivered a promissory note to Employer for the payment of the exercise price of certain options exercised by Executive to purchase shares of common stock of Employer. Such promissory note provides for installment payments due in September 1996 and September 1997. As additional consideration for the execution of this Agreement, the due dates for the installment payments due in September 1996 and September 1997 shall be extended to September 1997 and September 1998, respectively.

          (b) Executive currently holds options to purchase shares of common stock that, pursuant to their terms, expire in December 1996. As additional consideration for the execution of this Agreement, the expiration date for such options shall be extended to December 31, 1997.

     7. Employment Benefits. Employer shall provide health and medical insurance for Executive in a form and program to be chosen by Employer for its full-time employees. Executive shall be entitled to participate in any retirement, pension, profit-sharing, stock option, or other plan as in effect from time to time on the same basis as other employees.

     8. Working Facilities. Employer shall provide to Executive at Employer's principal executive offices suitable executive offices and facilities appropriate for his position and suitable for the performance of his responsibilities.

     9. Vacations. Executive shall be entitled each year to a paid vacation of a least four (4) weeks. Vacation shall be taken by Executive at a time and with starting and ending dates mutually convenient to Employer and Executive. Vacation or portions of vacations not used in one employment year shall carry over to the succeeding employment year, but shall thereafter expire if not used within such succeeding year.

     10. Expenses. Employer will reimburse Executive for expenses incurred in connection with Employer's business, including expenses for travel, lodging, meals, beverages, entertainment, and other items. Executive shall provide the following for all expenses for which Executive desires reimbursement:

          (a) A report in which Executive has recorded at or near the time each expenditure was made: (1) the amount of the expenditure; (2) the time, place and designation of the type of entertainment, travel or other expense, or the date; (3) the business reason for the expenditures and the nature of the business benefit derived or expected to be derived as a result of the expenditure; and (4) the names, occupations, addresses and other information concerning each person who was entertained sufficient to establish the business relationship to Employer; and

          (b) Documentary evidence (such as receipts or paid bills), which states sufficient information to establish the amount, date, place and the essential character of the expenditure, for each expenditure: (1) of twenty-five dollars ($25.00) or more (except for transportation charges if not readily available); and (2) for lodging while traveling away from home.

Employer shall provide to Executive at the election of Executive (a) a company vehicle of a type suitable for Executive's position, insured at Employer's expense, for the exclusive use of Executive, or (b) a car allowance of $550 per month.

     11. Covenant Not to Compete. For a period of two (2) years after termination of this Agreement, except in the event of breach of this Agreement by Employer, Executive agrees that he will not directly or indirectly engage in, assist, perform services for, establish or open or have any equity interest (other than such interest, if any, held as of the date hereof, and ownership of ten percent (10%) or less of the outstanding stock of any corporation listed on the New York or American Stock Exchange or included in the Nasdaq Stock Market) in any person, firm, corporation, or business entity (whether as an employee, officer, director, agent, security holder, creditor, consultant, or otherwise) that is engaged in any oil exploration, development, or production activity in the state of Nevada. If in any judicial proceeding, a court shall refuse to enforce any of the separate covenants deemed included in this paragraph, then the unenforceable covenants shall be deemed eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (meaning the remaining states) to be enforced.

     This covenant not to compete shall not be construed as restricting Executive's right to own shares in any company or limited partnership or business entity (other than beneficial ownership of ten percent (10%) or less of the outstanding stock of any corporation listed on the New York or American Stock Exchange or included in the Nasdaq Stock Market); provided that, they do not perform services for, or participate in any way in the management of, a business entity which competes in the manner outlined above.

     This covenant shall survive the termination of this Agreement.

     12. Nondisclosure of Information. In further consideration of employment and the continuation of employment by Employer, Executive will not, directly or indirectly, during or after the term of employment, disclose to any person not authorized by Employer to receive or use such information, except for the sole benefit of Employer, any of Employer's confidential or proprietary data, information, or techniques, or give to any person not authorized by Employer to receive it any information that is not generally known to anyone other than Employer or that is designated by Employer as "Limited," "Private," or "Confidential," or similarly designated or for which there is any reasonable basis to be believed is, or which appears to be, treated by Employer as confidential.

     13. Disability. If Executive is unable to perform his services by reason of illness or incapacity for a period of more than six consecutive months, the board of directors of Employer shall determine, in their sole and absolute discretion, whether to continue to pay compensation to Executive, in which event compensation shall continue to be paid at the rate of 100% of the base salary provided for in paragraph 4 hereof and the incentive compensation to which he would be entitled under paragraph 5(b) hereof, or to terminate Executive's employment, in which event Employer shall pay to Executive an amount equal to twice the annual base salary then in effect provided for in paragraph 4 hereof and a pro rata portion of the annual incentive compensation to which he would otherwise be entitled under paragraph 5(b) for the year during which his employment terminates, based on the number of full months of his employment during that year. The amount payable to Executive on termination of his employment pursuant to the immediately preceding sentence shall be payable, at the election of Employer, in cash or in shares of common stock of Employer that are registered for resale under the Securities Act of 1933, as amended (the "Securities Act"). Notwithstanding the foregoing, no compensation shall be payable hereunder after the termination of this Agreement. Executive shall be deemed to be employed by Employer at all times during which payments are being made to Executive hereunder for purposes of determining vesting of the options granted to Executive pursuant to paragraph 5(a) hereof. In addition, if Employer shall terminate Executive's employment pursuant to this paragraph, the options granted under paragraph 5(a) that would have become vested and exercisable within the succeeding two years following such termination shall automatically become vested and exercisable upon such termination. All other benefits to which Executive was entitled hereunder shall terminate upon the termination of his employment, except to the extent required under COBRA and similar laws. For purposes of this Agreement, Executive is "disabled" when he is unable to continue his normal duties of employment, by reason of a medically determined physical or mental impairment. In determining whether or not Executive is disabled, Employer may rely upon the opinion of any doctor or practitioner of any recognized field of medicine or psychiatric practice selected jointly by Employer and Executive and such other evidence as Employer deems necessary.

     14. Termination for Cause. Except as set forth in the foregoing paragraph, Employer may terminate this Agreement during its term for cause ("Cause") by showing that Executive has materially and repeatedly breached the terms hereof; that Executive, in the determination of the board, has been grossly negligent on a continuous basis in the performance of his duties; that Executive has substantially failed on a continuous basis to meet written standards established by Employer for the performance of his duties; that Executive has regularly engaged in material willful or gross misconduct in the performance of his duties hereunder; or that a final non-appealable conviction of Executive, or a plea of guilty or nolo contendere by Executive, to a felony or misdemeanor involving fraud, embezzlement, theft, or dishonesty or other criminal conduct against Employer has been entered. A determination by the board of directors that Cause exists for the removal of Executive shall be made by the vote of not less than a majority of the entire board of directors. Notwithstanding the foregoing, Executive shall not be removed for Cause without
(i) reasonable written notice to Executive setting forth the reasons for the proposed removal for Cause; (ii) an opportunity for Executive, together with Executive's counsel, to be heard before a meeting of the board of directors convened for the purpose of voting on the removal of Executive; and (iii) delivery to Executive of written notice of removal setting forth the finding that in the good faith opinion of board of directors Cause existed for removal and specifying the particulars thereof in detail. Upon termination of this Agreement for Cause, Employer shall pay Executive an amount equal to one month's base salary (as then in effect) for each 12 months that Executive has been employed by Employer and a pro rata portion of the annual incentive compensation to which he would otherwise be entitled under paragraph 5(b) for the year during which his employment terminates, based on the number of full months of his employment during that year. In addition, a pro rata portion, based on the number of full months of Executive's employment since the immediately preceding anniversary date of this Agreement, of the options granted pursuant to paragraph 5(a) that would have become vested and exercisable on the next succeeding anniversary date of this Agreement shall become vested and exercisable on termination. Employer shall have no further obligation to Executive except for compensation previously accrued and unpaid.

     15. Termination Upon Change of Control. Notwithstanding any provision of this Agreement to the contrary, Executive may terminate this Agreement, including the covenant not to compete set forth in paragraph 11, but not the covenant not to disclose information set forth in paragraph 12, upon the happening of any of the following events:

          (a) The sale by Employer of substantially all of its assets to a single purchaser or to a group of associated purchasers;

          (b) The sale, exchange, or other disposition to a single person or group of persons under common control in one transaction or series of related transactions resulting in such person or persons owning, directly or indirectly, greater than twenty-five percent (25%) of the combined voting power of the outstanding shares of Employer's common stock;

          (c) More than fifty percent (50%) of the members of the board of directors of Employer shall be persons who are neither nominated for election by the board or an authorized committee of the board nor elected by the board;

          (d) The decision by Employer to terminate its business and liquidate its assets; or

          (e) The merger or consolidation of Employer in a transaction in which the shareholders of Employer immediately prior to such merger or consolidation receive less than fifty percent (50%) of the outstanding voting shares of the new or continuing corporation.

In the event Executive does not elect to terminate this Agreement upon the happening of any of the events noted above, and as a result of such event, Employer is not the surviving entity, then the provisions of this Agreement shall inure to the benefit of and be binding upon the surviving or resulting entity. If as a result of the merger, consolidation, transfer of assets, or other event listed above, the duties of Executive are increased, then the compensation of Executive provided for in paragraph 4 of this Agreement shall be reasonably adjusted upward to compensate for the additional duties and responsibilities assumed.

     16. Termination Payments. In the event that Executive's employment is terminated by Employer during the term hereof for reasons other than Cause as defined in paragraph 14, or Executive terminates his employment within 30 days following the occurrence of any of the events described in paragraph 15, Executive shall be compensated by Employer as follows:

          (a) Executive's base salary for the remaining term of this Agreement, as provided in paragraph 4, shall be paid to Executive, at the election of Executive, in a lump sum payment of cash or in shares of common stock of Employer that are registered for resale under the Securities Act;

          (b) Executive's coverage under Employer's insurance and employee benefit plans, as provided in paragraph 7, shall continue through the term hereof;

          (c) Executive shall continue to receive the annual incentive compensation to which he would otherwise be entitled under paragraph 5 for the year during which his employment terminates, but prorated to reflect the number of full months of his employment during that year, payable, at the election of Executive, in a lump sum payment of cash or in shares of common stock of Employer that are registered for resale under the Securities Act; and

          (d) All of the options to purchase shares of common stock pursuant to paragraph 5 hereof and all other options then held by Executive shall immediately become vested and exercisable.

     17. Resignation upon Termination. Upon the termination of this Agreement for any reason, Executive hereby agrees to resign from all positions held in Employer or an affiliate of Employer, including without limitation any position as a director, officer, agent, trustee or consultant of Employer or any affiliate of Employer.

     18. Death During Employment. If Executive dies during the term of this Agreement, Employer shall pay to the estate of Executive an amount equal to three years' base salary provided for in paragraph 4 of this Agreement plus a pro rata portion of the incentive compensation which would have been payable pursuant to paragraph 5(b), based upon the number of full months from the beginning of the year of Executive's death to the date of death. In addition, a pro rata portion, based on the number of full months of Executive's employment since the immediately preceding anniversary date of this Agreement, of the options granted pursuant to paragraph 5(a) that would have become vested and exercisable on the next succeeding anniversary date of this Agreement shall become vested and exercisable on Executive's death. The amount payable to Executive pursuant to this paragraph shall be payable, at the election of the board of directors of Employer made within 60 days after Executive's death, in cash or in shares of common stock of Employer that are registered for resale under the Securities Act. A payment of cash under this paragraph may be paid, at the election of the board of directors of Employer, in a lump sum or in 12 monthly payments beginning on the first day of the month immediately following the determination by the board of directors of Employer of the method of payment.

     19. Stock Registration Provisions. During the term of this Agreement, Executive shall have the following rights and obligations with respect to registration under the Securities Act of 1933, as amended, and applicable blue sky laws of shares of common stock ("Shares") of Employer owned of record by Executive or to be acquired on exercise of any options issued in Executive's name to purchase Shares:

          (a) Participatory Registration. Employer shall notify Executive, at least thirty (30) days prior to the filing of any registration statement of forms S-1, S-2, S-3, SB-2, or any successor forms under the Securities Act of 1933, as amended (specifically excluding any registration statement on forms S-4, S-8, or any successor forms for similar transactions), covering any class of stock of Employer and will upon the written request of Executive delivered at least twenty (20) days prior to such filing, include in any such registration statement such information as may be required to register such number of Executive's Shares as Executive may request. Executive and Employer shall each include customary representations, warranties, indemnification, and contribution provisions in any underwriting agreement entered into in connection with such registration. If the managing underwriters for such registration advise Employer in writing that in their opinion, the total amount of securities to be included in such registration statement exceeds the amount which should reasonably be included in that offering to achieve Employer's financing goals, Employer may limit the amount of stock to be included as follows:
     (i) first, all securities Employer proposes to sell may be included, (ii) second, stock requested to be included in such registration by all third parties, other than executives and employees, that have a contractual right to have such stock so included may be included; (iii) third, Shares of common stock requested to be included in such registration by all executives and employees may be included on the basis of the amount of Shares owned of record by each employee, and (iv) fourth, if applicable, other stock requested to be included in such registration may be similarly and ratably adjusted with all executives' and employees' stock pro rata according to the amount of stock owned of record by any proposed seller. All incremental expenses of such registration will be allocated pro rata according to the number of Shares included for Executive. There shall be no limit on the number of registrations so requested, but each such request shall cover an amount of Shares having a proposed offering price of not less than Fifty Thousand Dollars ($50,000.00).

          (b) Registration on Request. In addition, Executive's Shares may be registered on not more than one occasion, in such amount as may be requested, within one year following the death or the commencement of disability of Executive. Within thirty (30) days after the receipt of a request for such registration by Executive's estate or personal representative pursuant hereto, Employer will commence the process of preparing for filing a registration statement covering the Shares and use its best efforts to cause such registration statement to become effective. Employer and Executive shall use commercially reasonable efforts to obtain an underwriter to firmly underwrite any such offering. Employer may delay for up to one hundred eighty (180) days the filing of such a registration statement if the board of directors of Employer in good faith and for a bona fide corporate purpose determines that a filing at a requested time would be adverse to Employer's interests. Employer shall not be obligated to file any such registration statement at any time during which it is impossible or impracticable to include the required financial statements. Employer and Executive shall provide all information required for inclusion in such registration statement and any underwriting agreement entered into in connection therewith shall contain the customary representations, warranties, indemnification, and contribution provisions. All expenses of such registration shall be allocated pro rata according to the total number of Shares included therein.

          (c) General. In connection with each of the foregoing registrations and subject to the provisions concerning expenses, Employer shall also (i) use its best efforts to qualify the Shares for public sale under the blue sky laws of such jurisdictions as Executive may reasonably request, (ii) provide such number of preliminary and final prospectuses as Executive may reasonably request, and (iii) keep the final prospectus in any such registration current for a reasonable period not to exceed one hundred twenty (120) days. In connection with the indemnification and contribution to be provided by Executive to any underwriter or Employer pursuant to this paragraph 19, the aggregate liability of Executive shall not exceed the aggregate net proceeds received by Executive from the sale of the registered Shares, and, in connection with contribution, shall also take into consideration the relative fault of each contributing person.

     20. Representations and Warranties of Executive. Executive represents and warrants to Employer that (a) Executive understands and voluntarily agrees to the provisions of this Agreement; (b) Executive is not aware of any existing medical condition which might cause him to be or become unable to fulfill his duties under this Agreement; and (c) Executive is free to enter into this Agreement and has no commitment, arrangement or understanding to or with any third party that restrains or is in conflict with this Agreement or that would operate to prevent Executive from performing the services to Employer that Executive has agreed to provide hereunder.

     21. Nontransferability. Neither Executive, Executive's spouse, Executive's designated contingent beneficiary, nor their estates shall have any right to anticipate, encumber, or dispose of any payment due under this Agreement. Such payments and other rights are expressly declared nonassignable and nontransferable, except as specifically provided herein.

     22. Indemnification. Employer shall indemnify Executive and hold Executive harmless from liability for acts or decisions made by Executive while performing services for Employer to the greatest extent permitted by applicable law. Employer shall use its best efforts to obtain coverage for Executive under any insurance policy now in force or hereafter obtained during the term of this Agreement insuring officers and directors of Employer against such liability.

     23. Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party.

     24. Entire Agreement. This Agreement is and shall be considered to be the only agreement or understanding between the parties hereto with respect to the employment of Executive by Employer. All negotiations, commitments, and understandings acceptable to both parties have been incorporated herein. No letter, telegram, or communication passing between the parties hereto covering any matter during this contract period, or any plans or periods thereafter, shall be deemed as part of this Agreement; and shall not have the effect of modifying or adding to this Agreement unless it is distinctly stated in such letter, telegram, or communication that it is to constitute a part of this Agreement and is to be attached as an amendment to this Agreement and is signed by the parties to this Agreement.

     25. Enforcement. Executive acknowledges that any remedy at law for breach of paragraphs 11 and 12 would be inadequate, acknowledges that Employer would be irreparably damaged by an actual or threatened breach thereof, and agrees that Employer shall be entitled to an injunction restraining Executive from any actual or threatened breach of paragraphs 11 and 12 as well as any further appropriate equitable relief without any bond or other security being required. In addition to the foregoing, each of the parties hereto shall be entitled to any remedies available in equity or by statute with respect to the breach of the terms of this Agreement by the other party.

     26. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the state of Colorado.

     27. Severability. If and to the extent that any court of competent jurisdiction holds any provision or any part thereof of this Agreement to be invalid or unenforceable, such holding shall in no way affect the validity of the remainder of this Agreement.

     28. Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy consequent upon a breach hereof shall constitute a waiver of any such breach or of any covenant, agreement, term, or condition.

     29. Litigation Expenses. In the event that it shall be necessary or desirable for Executive to retain legal counsel and/or incur other costs and expenses in connection with the enforcement of any and all of Executive's rights under this Agreement, Executive shall be entitled to recover from Employer reasonable attorneys' fees, costs, and expenses incurred by Executive in connection with the enforcement of said rights. Payment shall be made to Executive by Employer at the time these attorneys' fees, costs, and expenses are incurred by Executive. If, however, Executive does not prevail in such enforcement action, Executive shall repay any such payments to Employer.

     30. Termination of Prior Agreement. Except with respect to the prior grant of stock appreciation rights, the provisions of this Agreement shall supersede in every respect the provisions of the prior employment agreement entered into between Employer and Executive, which prior agreement is hereby terminated and void.

     AGREED AND ENTERED INTO as of the date first above written.

                              Employer:

                                   FORELAND CORPORATION


                                   By /s/ N. Thomas Steele, President

                              Executive:



                                   /s/




                                   SCHEDULE:

NAME                POSITION            BASE SALARY    INCREASE
N. Thomas Steele    President           $125,000       $173,000
Grant Steele        Chairman            $ 18,000       $ 36,000
Kenneth L. Ransom   Vice-President      $119,000       $167,000
Bruce C. Decker     Vice-President      $119,000       $167,000